Exhibit 99.1

TSX:IN

NASDAQ:INM

Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Announces the Closing of US$8 Million Public Offering

VANCOUVER, November 16, 2020—InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (NASDAQ:INM; TSX:IN), a clinical-stage pharmaceutical company developing medications targeting diseases with high unmet medical need and leading the clinical development of cannabinol (CBN), today announced that it has closed the previously announced public offering of common shares, together with accompanying warrants.

Under the terms of the public offering, an aggregate of 1,780,000 common shares, together with accompanying warrants, were purchased at a public offering price of US$4.50 per share and accompanying warrant. Each common share was sold in the offering with one warrant to purchase one common share. The warrants have an exercise price of US$5.11 per share, are immediately exercisable upon issuance, and expire six years following the date of issuance.

The underwriters have also been granted an option to purchase an additional 267,000 common shares and additional warrants to purchase up to an aggregate of 267,000 common shares for a period of 45 days.

Roth Capital Partners acted as sole book-running manager for the offering and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager.

Gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses, is estimated to be approximately US$8 million, excluding the exercise of the underwriters’ option to purchase additional securities.

InMed intends to use the net proceeds from the offering, together with its existing cash resources, for general corporate purposes, which may include funding preclinical and clinical development of its cannabinoid drug candidates INM-755 (dermatology) and INM-088 (ocular diseases), advancing its IntegraSynTM manufacturing platform, and for working capital purposes.

The securities described above were offered by InMed pursuant to a registration statement on Form S-1 (File No. 333-239319) previously filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”) on November 12, 2020. The offering was made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to the offering was filed with the SEC. Electronic copies of the preliminary prospectus and electronic copies of the final prospectus relating to the offering may be obtained for free by visiting the SEC’s website at www.sec.gov or from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147.

No securities were offered or sold, directly or indirectly, in Canada or to any resident of Canada.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About InMed: InMed Pharmaceuticals is a clinical-stage pharmaceutical company developing a pipeline of cannabinoid-based medications, initially focused on the therapeutic benefits of cannabinol (“CBN”) in diseases with high unmet medical need. The Company is dedicated to delivering new therapeutic alternatives to patients that may benefit from cannabinoid-based medicines. For more information, visit www.inmedpharma.com.

Investor Contact: InMed Pharmaceuticals Inc. Brendan Payne, Director – Investor Relations T: +1.604.669.7207 E: info@inmedpharma.com	Edison Group for InMed Pharmaceuticals: Joe Green/Laine Yonker T: +1.646.653.7030/+1.646.653.7035 E: jgreen@edisongroup.com lyonker@edisongroup.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes, but is not limited to, statements about: developing a pipeline of cannabinoid-based medications, initially focused on the therapeutic benefits of CBN in diseases with high unmet medical need; delivering new therapeutic alternatives to patients that may benefit from cannabinoid-based medicines; and the intended use of the net proceeds from the offering.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions regarding, among other things: the ability of INM-755 to meet its specified goals; the ability to obtain adequate supplies and test subjects; the continued availability of development collaborators; continued and timely positive preclinical and clinical efficacy data; the speed of regulatory approvals; the effectiveness of patent protection; demand for InMed’s products; and continued economic and market stability. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. Known risk factors include, among others: the outbreak and impact of COVID-19 may worsen, or at all; INM-755 may not produce the desired effects; InMed’s supply chain may become disrupted; InMed’s development collaborators may become unavailable; InMed may not be able to advance its other product candidates on a timely basis, or at all; regulatory filings may not be filed or approved on a timely basis, or at all; clinical trials may not proceed as anticipated; economic or market conditions may worsen; InMed’s may not be able to successfully access the capital required to fully develop its programs; and InMed may not be able to provide new therapeutic alternatives that benefit patients via cannabinoid-based medicines. A more complete discussion of the risks and uncertainties facing InMed is disclosed in InMed’s most recent Annual Information Form and other continuous disclosure filed with Canadian securities regulatory authorities on SEDAR at www.sedar.com.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

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